Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Elong Power Holding Limited and Subsidiaries (the “Company”) of our report dated May 24, 2024, with respect to our audits of the Company’s consolidated financial statements as of December 31, 2023 and 2022, and for each of the years in the two-year period ended December 31, 2023, which appears in the Company’s Form F-4 dated September 30, 2024 (File No. 333-280512). Our report contained an explanatory paragraph regarding substantial doubt about the Company’s ability to continue as a going concern.

/s/ UHY LLP

New York, New York

April 21, 2025